SUB-ITEM 77Q1(e)

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

     This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Funds Group, Inc., a Delaware corporation (the "Adviser"), and INVESCO Combination Stock & Bond Funds, Inc. (formerly INVESCO Multiple Asset Funds, Inc.), a Maryland corporation (the "Fund") as of the 28th day of February, 1997 (the "Agreement").

     WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to the management of the assets of the Company allocable to the INVESCO Equity Income Fund and the INVESCO Total Return Fund, and IFG is willing and able to perform such services on the terms and conditions set forth in the Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO Equity Income Fund and the INVESCO Total Return Fund, to the same extent as if the Funds were to be added to the definition of "Funds" as utilized in the Agreement, and that each Fund shall pay IFG a fee for services provided to them by IFG under the Agreement as follows:

     INVESCO  Equity  Income Fund
        0.60% on the first $350 million of the Fund's average net assets; 0.55% on the next $350 million of the Fund's average net assets; 0.50% of the Fund's average net assets from $700 million;
        0.45% of the Fund's average  net assets from $2 billion;
        0.40% of the Fund's average net assets from $4 billion;
        0.375% of the Fund's average net assets from $6 billion; and 0.35% of the Fund's average net assets from $8 billion.

     INVESCO Total Return Fund
        0.75% on the first $500 million of the Fund's average net assets; 0.65% on the next $500 million of the Fund's average net assets; 0.50% of the Fund's average net assets from $1 billion;
        0.45% of the Fund's average net assets from $2 billion;
        0.40% of the Fund's average net assets from $4 billion;
        0.375% of the Fund's average net assets from $6 billion; and 0.35% of the Fund's average net assets from $8 billion.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 28th day of May, 1999.

ATTEST:                           INVESCO FUNDS GROUP, INC.

                                  By:/s/ William J. Galvin
                                  -----------------------------
                                  William J. Galvin,
                                  Senior Vice President
ATTEST:

/s/ Glen A. Payne
-------------------------------
Glen A. Payne,
Secretary

                                  INVESCO COMBINATION STOCK AND BOND FUNDS, INC.

                                  By: /s/ Ronald L. Grooms
                                  -----------------------------
                                  Treasurer & Chief Financial &
                                  Accounting Officer

ATTEST:

/s/ Glen A. Payne
-------------------------------
Glen A. Payne,
Secretary